Exhibit 99.1

NEWS RELEASE
CALIFORNIA WATER SERVICE GROUP

	1720 North First Street	February 28, 2007
	San Jose, CA 95112-4598	For Immediate Release

Contact:	Martin A. Kropelnicki (408) 367-8200 (analysts)
Shannon Dean (310) 257-1435 (media)
CAL WATER ANNOUNCES REVENUES AND EARNINGS FOR
4TH QUARTER AND YEAR-END 2006

     SAN JOSE, CA — California Water Service Group (NYSE : CWT) today announced net income of $6.4 million for the fourth quarter of 2006, an increase of 10% over net income of $5.8 million in the fourth quarter of 2005. Diluted earnings per share were $0.31, compared to $0.32 per share for the same period last year.
     Revenue for the fourth quarter increased $2.8 million, or 4%, to $80.6 million. The increase in revenue is primarily due to the addition of $2.8 million from rate increases and an increase of $0.7 million in sales to new customers, which were offset by a decline of $0.7 million in usage by existing customers.
     Total operating expenses for the quarter were $71.0 million, an increase of 3%, or $2.0 million, over the same period last year. Water production costs were up approximately 5% or $1.4 million to $28.6 million, due to increases in rates charged by wholesalers. Other operations expense increased 9% or $2.0 million to $24.8 million, due to increases in vehicle costs, payroll, conservation programs, and outside services. Income taxes decreased 39% or $1.8 million to $2.7 million, due to a lower effective tax rate over the prior year resulting from a reduction in the impact of flow-through tax depreciation.
     Maintenance expense increased approximately 4% or $0.2 million to $4.1 million, due to increased costs for repairs to water mains, meters, and hydrants. Depreciation expense increased 2% or $0.1 million to $7.6 million, due to increased utility plant.

     Net interest expense was slightly lower in the fourth quarter of 2006 due to an increase in capitalized interest on capital expenditures.
     Other income was down $0.4 million from the same period in 2005. Although there were no property sales during the quarter, the company earned more income on short-term investments than it did in the same period last year.
Full Year 2006 Results
     2006 net income was $25.6 million, down 6%, or $1.6 million, from the $27.2 million posted in 2005, and diluted earnings per share were $1.34, compared to $1.47 for the same period last year. The decrease in earnings per share was primarily due to the record wet weather experienced during the first half of 2006; expense increases in several categories not yet recovered in rates, including employee health and welfare, water production, and conservation programs; and the dilutive effect of the company’s stock offering completed in the fourth quarter.
     Revenue for 2006 was $334.7 million, increasing $14.0 million, or 4%, from the $320.7 million in revenues recorded in 2005. The increase in revenue was due to $10.1 million in rate increases, $3.1 million in sales to new customers, and $0.8 million in sales to existing customers.
     President and Chief Executive Officer Peter C. Nelson noted that despite wet weather in the first six months and regulatory delays in recovering certain costs in rates, the Company made several key achievements in 2006.
     “Our customers continued to give us high marks in service, with 91.6% of those surveyed ranking it as ‘excellent or very good’ in 2006. We also strengthened our balance sheet by issuing 2.25 million shares of common stock and invested a record $86 million in capital projects,” he said.
     Total operating expenses increased $15.5 million, or 6%, to $294.4 million for the year. Of this amount, water production costs increased 7% or $8.6 million to $124.3 million during 2006. Other operations expense increased 8% or $6.9 million to $95.7 million. The increases in other operations expenses were primarily due to increases in upkeep of pumping facilities, water quality and treatment costs, conservation programs, and employee payroll and benefits costs.

     Maintenance expense increased $0.4 million, or 3%, to $15.6 million, due to cost increases related to repairs of water mains and services in 2006. Depreciation increased 7% or $1.9 million to $30.7 million for the full year.
     Net interest expense decreased 4% or $0.7 million to $17.0 million during the year, due to an increase in capitalized interest over the prior year. Income tax decreased 14% or $2.6 million to $15.3 million, due to the decrease in operating income in 2006 and the lower effective tax rate for the year.
     Other income and expense decreased 28% or $0.9 million to $2.2 million during the year, primarily due to negligible gain on sale of non-utility property during 2006.
     “Going forward, we expect that the regulatory climate in California will continue to improve as the California Public Utilities Commission implements its Water Action Plan, which is based on best practices of commissions throughout the country,” Nelson said.
     The California Water Action Plan expresses the Commission’s commitment to policy that creates “viable utilities” and supports streamlined decision-making. The Commission is currently identifying ways to improve the rate-setting process for multi-district utilities like Cal Water and considering Cal Water’s application for a Revenue Adjustment Mechanism that will decouple sales from revenues, thereby reducing the short-term impacts of conservation and weather on earnings. The Water Action Plan may be viewed in its entirety at: http://www.cpuc.ca.gov/static/hottopics/3water/051109_wateractionplan.htm.
Other Information
     All stockholders and interested investors are invited to listen to the 2006 fourth quarter and year-end conference on March 1, 2007, at 8:00 a.m. PST by dialing 1-866-802-4290 and keying in ID# 1022927. A replay of the call will be available from 2:00 p.m. EST Thursday, March 1, 2007, through April 30, 2007, at 888-266-2081, ID# 1022927. The call, which will be hosted by Chairman Robert W. Foy and Vice President and Chief Financial Officer Martin A. Kropelnicki, will also be webcast under the investor relations tab at www.calwatergroup.com.
     California Water Service Group is the parent company of California Water Service Company, Washington Water Service Company, New Mexico Water Service Company, Hawaii Water Service Company, Inc., and CWS Utility Services. Together these companies provide regulated and non-regulated water service to approximately 2 million people in more than 100 California, Washington, New Mexico and Hawaii communities. Group’s common stock trades on the New York Stock Exchange under the symbol “CWT.”
     This news release contains forward-looking statements within the meaning established by the Private Securities Litigation Reform Act of 1995 (“Act”). The forward-looking statements are intended to qualify under provisions of the federal securities laws for “safe harbor” treatment established by the Act. Forward-looking statements are based on currently available information, expectations, estimates, assumptions and projections, and management’s judgment about the Company, the water utility industry and general economic conditions. Such words as expects, intends, plans, believes, estimates, assumes, anticipates, projects, predicts, forecasts or variations of such words or similar expressions are intended to identify forward-looking statements. The forward-looking statements are not guarantees of future performance. They are subject to uncertainty and changes in circumstances. Actual results may vary materially from what is contained in a forward-looking statement. Factors that may cause a result different than expected or anticipated include: governmental and regulatory commissions’ decisions, including decisions on proper disposition of property; changes in regulatory commissions’ policies and procedures; the timeliness of regulatory commissions’ actions concerning rate relief; new legislation; changes in accounting valuations and estimates; the ability to satisfy requirements related to the Sarbanes-Oxley Act and other regulations on internal controls; electric power interruptions; increases in suppliers’ prices and the availability of supplies including water and power; fluctuations in interest rates; changes in environmental compliance and water quality requirements; acquisitions and our ability to successfully integrate acquired companies; the ability to successfully implement business plans; changes in customer water use patterns; the impact of weather on water sales and operating results; access to sufficient capital on satisfactory terms; civil disturbances or terrorist threats or acts, or apprehension about the possible future occurrences of acts of this type; the involvement of the United States in war or other hostilities; restrictive covenants in or changes to the credit ratings on our current or future debt that could increase our financing costs or affect our ability to borrow, make payments on debt or pay dividends; and, other risks and unforeseen events. When considering forward-looking statements, you should keep in mind the cautionary statements included in this paragraph. The Company assumes no obligation to provide public updates of forward-looking statements.
     Additional information is available online at www.calwatergroup.com.
     Attachments (2).

CALIFORNIA WATER SERVICE GROUP
CONDENSED CONSOLIDATED BALANCE SHEET
Unaudited
(In thousands, except per share data)

	December 31,	December 31,
	2006	2005

ASSETS
Utility plant:
Utility plant	$1,344,415	$1,235,090
Less accumulated depreciation and amortization	402,940	372,359

Net utility plant	941,475	862,731

Current assets:
Cash and cash equivalents	60,312	9,533
Receivables, net of allowances for uncollectible accounts
Customers	19,526	16,061
Other receivables	6,700	4,700
Unbilled revenue	11,341	11,445
Materials and supplies	4,515	4,182
Prepaid pension expense	1,576	1,696
Taxes and other prepaid expenses	5,654	4,607

Total current assets	109,624	52,224

Regulatory assets	93,785	58,213
Other assets	20,135	23,777

	$1,165,019	$996,945

CAPITALIZATION AND LIABILITIES
Capitalization:
Common stock, $.01 par value	$207	$184
Additional paid-in capital	211,513	131,991
Retained earnings	166,582	162,968
Accumulated other comprehensive loss	—	(1,202)

Total common stockholders’ equity	378,302	293,941
Preferred stock	3,475	3,475
Long-term debt, less current maturities	291,814	274,142

Total capitalization	673,591	571,558

Current liabilities:
Current maturities of long-term debt	1,778	1,133
Accounts payable	33,130	36,120
Accrued expenses and other liabilities	35,317	25,772

Total current liabilities	70,225	63,025

Unamortized investment tax credits	2,541	2,615
Deferred income taxes	69,503	63,920
Regulatory and other liabilities	19,954	18,782
Pension and postretirement benefits other than pension	48,584	21,514
Advances for construction	157,660	141,842
Contributions in aid of construction	109,504	99,958
Other long-term debt	13,457	13,731
Commitments and contingencies	—	—

	$1,165,019	$996,945

CALIFORNIA WATER SERVICE GROUP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
Unaudited
(In thousands, except per share data)

	For the three month ended:		For the twelve month ended:
	December 31,		December 31,
	2006	2005	2006	2005

Operating revenue	$80,644	$77,840	$334,717	$320,728

Operating expenses:
Water production costs	28,622	27,245	124,258	115,665
Other operations	24,771	22,765	95,716	88,803
Maintenance	4,088	3,921	15,591	15,216
Depreciation and amortization	7,585	7,442	30,652	28,731
Income taxes	2,704	4,459	15,297	17,875
Property and other taxes	3,199	3,175	12,897	12,613

Total operating expenses	70,969	69,007	294,411	278,903

Net operating income	9,675	8,833	40,306	41,825

Other income and expenses:
Non-regulated income, net	1,671	874	3,437	2,979
Gain on sale of non-utility property	—	1,522	348	2,250
Less: income taxes on other income and expenses	(681)	(976)	(1,542)	(2,131)

	990	1,420	2,243	3,098

Interest expense:
Interest Expense	4,971	4,641	19,669	18,600
Less: capitalized interest	(725)	(225)	(2,700)	(900)

Total interest expense	4,246	4,416	16,969	17,700

Net income	$6,419	$5,837	$25,580	$27,223

Earnings per share
Basic	$0.31	$0.32	$1.34	$1.47

Diluted	$0.31	$0.32	$1.34	$1.47

Weighted average shares outstanding
Basic	20,388	18,390	18,905	18,379

Diluted	20,408	18,409	18,925	18,402

Dividends per share of common stock	$0.28750	$0.28500	$1.1500	$1.1400